Exhibit 99.2

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Financial Position

June 30, 2017 and 2016

		Yen (millions)
Assets	Note	June 30, 2017	June 30, 2016
Current assets:
Cash and cash equivalents	5	¥2,505	¥930
Trade and other receivables	6	3,222	2,512
Inventories	9	2,563	1,924
Other current financial assets	8	13	141
Other current assets	7	111	38
Total current assets		8,414	5,545
Non-current assets:
Financial assets	8	272	248
Property, plant and equipment	10	1,019	726
Intangible assets	11	125	116
Deferred tax assets	22	288	231
Other non-current assets	7	193	191
Total non-current assets		1,897	1,512
Total assets		¥10,311	¥7,057
Liabilities and Equity
Current liabilities:
Trade and other payables	12	¥2,215	¥1,591
Financial liabilities (current)	13	202	102
Accrued expenses		81	70
Income taxes payable	22	576	262
Provisions	14	66	56
Other current liabilities	15	199	168
Total current liabilities		3,339	2,249
Non-current liabilities:
Financial liabilities (non-current)	13	2	4
Retirement benefit liability	16	743	697
Deferred tax liabilities	22	120	64
Other non-current liabilities		21	20
Total non-current liabilities		886	785
Total liabilities		4,225	3,034
Equity:
Common stock		50	50
Legal Reserves		55	47
Retained earnings		6,059	4,204
Accumulated Other Comprehensive Income	17	(78)	(278)
Total equity		6,086	4,023
Total liabilities and equity		¥10,311	¥7,057

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

Years ended June  30, 2017, 2016 and 2015

		Yen (millions)
		For the year ended June 30,
		2017	2016	2015
	Note			Unaudited
Sales revenue	18	¥11,639	¥7,603	¥5,034
Cost of sales		7,053	4,968	3,451
Gross Profit		4,586	2,635	1,583

Selling, general and administrative expenses	19	1,374	1,226	1,040
Research and development expenses	20	312	234	190
Other income		43	27	41
Other expenses		14	21	11
Operating profit		2,929	1,181	383

Finance income and finance costs:
Interest income	21	9	12	14
Interest expense	21	3	4	8
Other finance income net of other finance expenses	21	26	(48)	8
Net finance income (expenses)		32	(40)	14

Profit before income taxes		2,961	1,141	397

Income tax expense	22	798	304	122

Profit for the year		¥2,163	¥837	¥275

Profit for the year attributable to:
Shareholders of the Company		¥2,163	¥837	¥275
Non-controlling interests		¥—	¥—	¥—

Basic and diluted earnings per share (units: 1 JPY)	23	¥21,635	¥8,376	¥2,749

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended June  30, 2017, 2016 and 2015

		Yen (millions)
		For the year ended June 30,
		2017	2016	2015
	Note			Unaudited
Profit for the year		¥2,163	¥837	¥275
Other comprehensive income, net of tax:
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit plans	17	(4)	(28)	(10)
Items that may be reclassified subsequently to profit or loss
Exchange differences on translating foreign operations	17	204	(467)	224
Total other comprehensive income, net of tax		200	(495)	214

Comprehensive income for the year		¥2,363	¥342	¥489
Comprehensive income for the year attributable to:
Shareholders of the Company		¥2,363	¥342	¥489
Non-controlling interests		¥—	¥—	¥—

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

Years ended June  30, 2017, 2016 and 2015

	Equity
				Accumulated
				Other
	Common	Legal	Retained	Comprehensive	Total
	stock	Reserves	Earnings	Income	Equity
Balance as of July 1, 2014 (Unaudited)	¥50	¥35	¥3,454	¥3	¥3,542
Comprehensive income for the year
Profit for the year			275		275
Other comprehensive income, net of tax				214	214
Total comprehensive income for the year			275	214	489
Transfers to legal reserves		6	(6)		—
Dividends paid			(200)		(200)
Balance as of June 30, 2015 (Unaudited)	¥50	¥41	¥3,523	¥217	¥3,831
Comprehensive income for the year
Profit for the year			837		837
Other comprehensive income, net of tax			—	(495)	(495)
Total comprehensive income for the year			837	(495)	342
Transfers to legal reserves		6	(6)		—
Dividends paid			(150)		(150)
Balance as of June 30, 2016	¥50	¥47	¥4,204	¥(278)	¥4,023
Comprehensive income for the year
Profit for the year			2,163		2,163
Other comprehensive income, net of tax			—	200	200
Total comprehensive income for the year			2,163	200	2,363
Transfers to legal reserves		8	(8)		—
Dividends paid			(300)		(300)
Balance as of June 30, 2017	¥50	¥55	¥6,059	¥(78)	¥6,086

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June  30, 2017, 2016 and 2015

		Yen (millions)
		For the year ended June 30,
		2017	2016	2015
	Note			Unaudited
Cash flows from operating activities:
Profit before income taxes		¥2,961	¥1,141	¥397
Depreciation and amortization		133	122	109
Finance income and finance costs, net		(196)	(15)	(4)
Changes in Trade and other receivables		(637)	(802)	(255)
Changes in Inventories		(522)	(498)	59
Changes in Trade and other payables		566	709	(30)
Changes in Provisions and retirement benefit liabilities		64	134	(52)
Changes in Other assets and liabilities		(34)	74	3
Other, net		3	19	14
Interest received		10	12	16
Interest paid		(3)	(4)	(8)
Income tax refunds received		—	20	—
Income taxes paid		(387)	(84)	(187)
Net cash provided by operating activities		1,959	828	62
Cash flows from investing activities:
Payments for additions to property, plant and equipment	10	(400)	(185)	(56)
Proceeds from sales of property, plant and equipment		—	6	3
Payments for additions to intangible assets		(14)	(6)	(3)
Payments for insurance contract assets		(38)	(28)	(20)
Proceeds from cancellation of insurance contracts		36	14	47
Payments for acquisitions of other financial assets		(25)	(29)	(48)
Proceeds from sales and redemptions of other financial assets		145	24	32
Other, net		—	—	(9)
Net cash used in investing activities		(296)	(204)	(54)
Cash flows from financing activities:
Proceeds from short-term financial liabilities		350	100	300
Repayments of short-term financial liabilities		(250)	(303)	(100)
Repayments of long-term financial liabilities		—	(200)	(200)
Payment for lease obligation		(2)	(3)	(10)
Dividends paid		(300)	(150)	(200)
Net cash used in financing activities		(202)	(556)	(210)
Effect of exchange rate changes on cash and cash equivalents		114	(65)	48
Net change in cash and cash equivalents		1,575	3	(154)
Cash and cash equivalents at beginning of year		930	927	1,081
Cash and cash equivalents at end of year	5	¥2,505	¥930	¥927

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.    Reporting Entity

ULVAC CRYOGENICS INCORPORATED (the “Company”) is a private company domiciled in Japan. The Company is owned equally by ULVAC, Inc. in Japan and Brooks Automation, Inc. in the United States of America. The Company designs, manufactures and sells cryopumps as well as providing maintenance services. These financial statements are consolidated financial statements for the group consisting of the Company and its subsidiaries (collectively, the “Group”).

2.    Basis of Preparation

(a) Compliance with International Financial Reporting Standards

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”), as issued by the International Accounting Standards Board (“IASB”). The term “IFRSs” also includes International Accounting Standards (IASs) and the related interpretations of the interpretations committees.

(b) Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis, except for certain assets and liabilities separately stated in note 3.

(c) Functional Currency and Presentation Currency

The consolidated financial statements are presented in Japanese yen, which is the functional currency of the Company. All financial information presented in Japanese yen has been rounded to the nearest million Japanese yen, except when otherwise indicated.

(d) Early Adoption of New Accounting Standards and Interpretations

The Group does not apply new accounting standards until they are required for adoption under international financial accounting standards.

(e) New Accounting Standards and Interpretations Not Yet Adopted

New or amended standards and interpretations that have been issued as of the date of approval of the consolidated financial statements but are not effective and have not yet been adopted by the Group as of June  30, 2017 are as follows.

The Company is currently evaluating the impact of adoption of these standards and interpretations on the Company’s consolidated financial statements.

Standards and interpretations		Mandatory adoption (from fiscal years beginning on or after)	Reporting periods in which the Group is scheduled to adopt the standards	Overview of new or amended standards and interpretations
IFRS 9	Financial Instruments (issued in 2014)	January 1, 2018	Fiscal year ending June 30, 2019	Amendment regarding the requirements for classifying and measuring financial assets and liabilities, accounting for impairment of financial assets, and hedge accounting

IFRS 15	Revenue from Contracts with Customers	January 1, 2018	Fiscal year ending June 30, 2019

IFRS 15 establishes a five-step model framework for recognizing revenue that apply to all contracts with customers, and will supersede IAS 18, Revenue, IAS 11, Construction Contracts, and a number of revenue-related interpretations. The core principle in that framework is that a company should recognize revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.

IFRS 16	Leases	January 1, 2019	Fiscal year ending June 30, 2020	New standard applied in accounting and disclosure for recognition of leases, which supersedes current standards of recognition of leases

IAS 7	Statement of cash flows	January 1, 2017	Fiscal year ending June 30, 2018	Requiring disclosure of changes in liabilities arising from financing activities

(f) Use of Estimates and Judgments

The preparation of the consolidated financial statements in accordance with IFRSs requires management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amount of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Information about judgments that have been made in the process of applying accounting policies and that have significant effects on the amounts reported in the consolidated financial statements is as follows:

•	Scope of subsidiaries (notes 3(a))
•	Accounting for contracts including lease (note 3(g))

Information about accounting estimates and assumptions that have significant effects on the amounts reported in the consolidated financial statements is as follows:

•	Measurement of net defined benefit liabilities (assets) (note 15)
•	Financial instruments (note 8 and 13)

3.    Significant Accounting Policies

(a) Basis of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries which are directly or indirectly controlled by the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company controls an entity when the Company is exposed or has rights to variable returns from involvement with the entity, and has the ability to affect those returns by using its power, which is the current ability to direct the relevant activities, over the entity. To determine whether or not the Company controls an entity, status of voting rights or similar rights, contractual agreements and other specific factors are taken into consideration.

The financial statements of subsidiaries are included in the consolidated financial statements from the date when the control is obtained until the date when the control is lost. The financial statements of subsidiaries have been adjusted in order to ensure consistency with the accounting policies adopted by the Company as necessary.

(b) Foreign Currency Translations

1) Foreign currency transactions

Foreign currency transactions are translated into the respective functional currencies at the exchange rates prevailing when such transactions occur. All foreign currency receivables and payables are translated into the respective functional currencies at the applicable exchange rates at the end of the reporting period. Gains or losses on exchange differences arising on settlement of foreign currency receivables and payables or on their translations at the end of the reporting date are recognized in profit or loss and they are included in finance income and finance costs-other, net in the consolidated statements of income, unless any gains or losses are recognized in other comprehensive income.

2) Foreign operations

All assets and liabilities of foreign subsidiaries (collectively “foreign operation”), which use a functional currency other than Japanese yen, are translated into Japanese yen at the exchange rates at the end of the reporting period. All revenues and expenses of foreign operation are translated into Japanese yen at the average exchange rate for the period. Exchange differences arising from translation are recognized in other comprehensive income and accumulated in other components of equity in the consolidated statements of financial position.

(c) Financial Instruments

A financial instrument is a contract that gives rise to a financial asset of one entity and a financial liability or equity security of another entity. When the Group becomes a party to the contractual provision of a financial instrument, the financial instrument is recognized either as a financial asset or as a financial liability. When the Group purchases or sells a financial asset, the financial asset is recognized or derecognized at the trade date.

1) Financial assets measured at amortized cost

The Group classifies financial assets other than derivatives as “financial assets measured at amortized cost”. The Group determines the classification of financial assets upon initial recognition. Financial assets measured at amortized cost are initially measured at their fair value, and are subsequently measured at amortized cost using the effective interest method.

(Receivables)

Trade receivables are classified as financial assets measured at amortized cost.

Allowance for doubtful accounts is a reserve for the impairment of trade receivables on the Consolidated Statements of Financial Position. Several factors are relied upon in developing the estimate for the allowance for doubtful accounts, including:

•	Historical information, such as general collection history;
•	Current customer information and events, such as extended delinquency, requests for restructuring and filings for bankruptcy;
•	Results of analyzing historical and current data; and
•	The overall macroeconomic environment.

The allowance includes two components: (1) specifically identified receivables that are reviewed for impairment objectively when, based on current information, the Group does not expect to collect the full amount due from the customer; and (2) an allowance for losses inherent in the remaining receivable portfolio based on historical activity and adjusting observable data for a group of financial assets to reflect current circumstances and adjusting observable data for a group of financial assets to reflect current circumstances.

(Loans)

Financial assets measured at amortized cost are initially measured at their fair value, and are subsequently measured at amortized cost using the effective interest method. Loans are classified as current and non-current based on the underlying maturity date or expected recovery date. Loans are classified as current when they become due or expected to be collected within one year or less.

Long-term loan receivables are due from employees and the Group and outstanding amounts of long-term loan receivables shall be offset by lump-sum payment in their retirement, therefore risk of bad debt allowance was estimated at extremely low.

Financial assets are derecognized when the contractual rights to cash flows from the financial assets expire, or when the contractual rights to receive the cash flows from the financial assets are transferred and all risks and rewards of ownership of the financial assets are substantially transferred.

(Cash and cash equivalents)

Cash and cash equivalents consist of cash on hand, demand deposits, and short-term highly liquid investments that are readily convertible to known amounts of cash and are subject to insignificant risk of changes in value. The Group includes all highly liquid debt instruments with original maturities of three months or less in cash equivalents.

2) Non-derivative financial liabilities

Financial liabilities other than derivatives are initially measured at their fair value, and are subsequently measured at amortized cost using the effective interest method.

Financial liabilities are derecognized, when the obligations specified in the contract are discharged, canceled or expire.

(d) Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories includes purchase costs and conversion costs, and it is determined principally by using the average cost method calculated using the actual capacity utilization. Conversion cost includes an appropriate share of production overheads on the normal operation capacity. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

(e) Property, Plant and Equipment

Property, plant and equipment is measured based on the cost model and carried at its cost less accumulated depreciation and impairment losses.

Property, plant and equipment is initially measured at its cost. Subsequent expenditures on an item of property, plant and equipment acquired, are recognized in the carrying amount of the item, only when it is probable that the expenditure will generate a future economic benefit.

Depreciation of property, plant and equipment, except for land that is not subject to depreciation, is calculated on the straight-line method over the estimated useful life. The depreciable amount is the cost of the asset less the respective estimated residual values.

The estimated useful lives used in calculating depreciation of property, plant and equipment are mainly as follows:

•	Buildings and structures: 20 to 31 years
•	Machinery and equipment: 3 to 17 years
•	Fixture and furniture: 2 to 20 years

The depreciation method, useful lives and residual values of property, plant and equipment are reviewed annually at each fiscal year end, and adjusted prospectively, if appropriate.

(f) Intangible Assets

Intangible assets are measured based on the cost model and carried at their cost less accumulated amortization and impairment losses.  Intangible assets are amortized using the straight-line method over their estimated useful lives. Intangible assets are mainly comprised of software for internal use and patent whose estimated useful lives ranges are 5 years. The amortization method and useful lives of intangible assets are reviewed annually at each fiscal year end, and adjusted prospectively, if appropriate.

(Goodwill)

Goodwill arises as the result of business combinations where the fair value of the consideration transferred for an acquisition exceeds the fair value of the acquired assets and liabilities of the acquired entity. Goodwill is allocated to a cash generating unit that represents the lowest level at which the goodwill is monitored for internal management purposes, and that is not larger than an operating segment. The Company does not amortize goodwill in accordance with international accounting standards but a cash-generating unit to which goodwill has been allocated is tested for impairment annually, and whenever there is an indication that the unit may be impaired, by comparing the carrying amount of the unit, including the goodwill, with the recoverable amount of the unit. If the carrying amount of the unit exceeds the recoverable amount of the unit, the Company recognizes the impairment loss, first, by reducing the carrying amount of goodwill, and then other assets of the unit on the basis of the relative carrying amount of each asset in the unit.  That reduction is an impairment loss.

(g) Leases

An arrangement that is or contains a lease is determined based on the substance of the arrangement by assessment of whether the fulfillment of that arrangement depends on use of a specific asset or group of assets, and whether a right to use the asset is transferred under the arrangement.

When an arrangement is or contains a lease, the lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to the ownership, based on the substance of the arrangement. Leases other than finance lease are classified as operating lease.

(Lease as a lessee)

A leased asset and liability for the future lease payment under a finance lease are initially recognized at the lower of fair value of the leased asset or the present value of the minimum lease payments, each determined at inception of the lease. After the initial recognition, the leased asset is accounted for according to the accounting policies applied to the asset. Lease payments under a finance lease are apportioned between the finance cost and the reduction in the carrying amount of the liability. Lease payments under an operating lease are recognized as an expense on a straight-line basis over the lease term.

(h) Impairment

At the end of the reporting period, the carrying amount of non-financial assets other than inventories and deferred tax assets (which are comprised mainly of equipment on operating leases, property, plant and equipment, and intangible assets) are assessed to determine whether or not there is any indication of impairment. If there is such an indication, the recoverable amount of such asset is estimated and compared with the carrying amount of the asset, as test of impairment.

The recoverable amount of an individual asset or cash-generating units is the higher of fair value less costs to sell and value in use. Value in use is determined as the present value of future cash flows expected to be derived from an asset or a cash-generating unit. A cash-generating unit is determined as the smallest identifiable group of assets that generate cash inflows which are largely independent of cash inflows from other assets or a group of assets. When it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs is estimated.

When the carrying amount of an asset or a cash-generating unit exceeds the recoverable amount, the carrying amount is reduced to the recoverable amount and an impairment loss is recognized in profit or loss. An impairment loss for a cash-generating unit is allocated to the assets on the basis of the relative carrying amount of each asset in the unit.

An impairment loss recognized for an asset or a cash-generating unit in prior period is reversed, if there is any indication that the impairment loss may have decreased or may no longer exist, and when the recoverable amount of the asset exceeds the carrying amount. If this is the case, the carrying amount of the asset is increased to its recoverable amount, but the increased carrying amount does not exceed the carrying amount (net of depreciation or amortization) calculated on the basis that no impairment loss had occurred in the prior period.

(i) Provisions

Provisions are recognized when the Group has present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

Provisions are measured based on the best estimate of expenditure required to settle the present obligation at the end of the reporting period. Where the effect of the time value of money is material, a provision is measured at the present value of the expenditures required to settle the obligation. In calculating the present value, a pre-tax rate that reflects current market assessment of the time value of money and the risks specific to the liability is used as the discount rate.

(j) Employee Benefits

1) Short-term employee benefits

For short-term employee benefits including salaries, bonuses and paid annual leave, when the employees render related services, the amounts expected to be paid in exchange for those services are recognized as expenses.

2) Post-employment benefits

The Company and its subsidiaries have defined benefit plans.

(Defined benefit plans)

For defined benefit plans, the present value of defined benefit obligations less the fair value of plan assets is recognized as either liability or asset in the consolidated statements of financial position.

The present value of defined benefit obligations and service cost are principally determined for each plan using the projected unit credit method. The discount rate is determined by reference to market yields at the end of the reporting period on high quality corporate bonds that is consistent with the currency and estimated term of the post-employment benefit obligation. Net interest on the net defined benefit liability (asset) for the reporting period is determined by multiplying the net defined benefit liability (asset) by the discount rate.

Past service cost defined as the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment is recognized in profit or loss upon occurrence of the plan amendment or curtailment.

The Group recognizes the difference arising from remeasurement of present value of the defined benefit obligation and the fair value of the plan asset in other comprehensive income when it is incurred.

(k) Equity

(Common shares)

Common share issued by the Company is classified as equity, and the proceeds from issuance of common share are included in common stock.

(l) Revenue Recognition

Revenue is measured at the fair value of the consideration received or receivable. Amounts disclosed as revenue are net of returns, trade allowances, rebates and amounts collected on behalf of third parties.

The group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for each of the group’s activities as described below. The group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

(Sale of products)

Revenue from the sale of products is recognized at the date of completion of customers receiving products when the Group has transferred to the customers the significant risks and rewards of ownership of the products and the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the products sold and the amount of revenue can be measured reliably by sales agreements and/or invoices issued after completion of sales of products.

(Sale of services)

Revenue from rendering of services is recognized by reference to the stage of completion of service transactions as the services have been rendered and the amount of revenue can be measured reliably by service agreements and/or invoices issued after completion of rendering services.

(m) Income Taxes

Income tax expenses are presented as the aggregate amount of current taxes and deferred taxes. Current taxes and deferred taxes are recognized in profit or loss, except for the tax arising from a transaction which is recognized either in other comprehensive income or directly in equity.

Current taxes are measured at the amount expected to be paid to (or recovered from) the taxation authorities in respect of the taxable profit (or tax loss) for the reporting period, using the tax rates and tax laws enacted or substantively enacted at the end of the reporting period.

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the carrying amount of assets or liabilities in the consolidated statements of financial position and the tax base of the assets or liabilities and carryforward of unused tax losses and tax credits. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, unused tax losses, and unused tax credits can be utilized.

Deferred tax liabilities for taxable temporary differences related to investments in subsidiaries are not recognized to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future. Deferred tax assets for deductible temporary differences arising from investments in subsidiaries and affiliates, and interest in joint ventures are recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which they can be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the assets are realized or the liabilities are settled, based on the tax rates and tax laws enacted or substantively enacted at the end of the reporting period. The measurement of deferred tax assets and liabilities reflects the tax consequences that would follow from the manner in which the Group expects, at the end of reporting period, to recover or settle the carrying amount of its assets and liabilities.

The Group reviews the carrying amount of deferred tax assets at the end of each reporting period, and reduces the carrying amount of deferred tax assets to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax assets to be utilized.

Deferred tax assets and deferred tax liabilities are offset, only when there is a legally enforceable right to set off current tax assets against current tax liabilities, and the same taxation authority levies income taxes either on the same taxable entity or on different taxable entity which intends either to settle current tax liabilities and assets on a net basis or to realize the assets and settle the liabilities simultaneously.

The Group recognizes the impact of tax positions in the consolidated financial statements, if any, based on the Group’s assessment of various factors including interpretations of tax law and prior experiences, when it is probable that the positions will be sustained upon examination by the taxation authorities. We believe that there is no impact of tax positions as of the year ended June 30, 2016 and 2017

(n) Earnings per Share

Basic earnings per share is calculated by dividing profit for the year attributable to shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings per share information is the same as earning per share information as the Company has not issued any potentially dilutive shares.

4.     Segment Information

The Group has one reportable segment based on the Group’s  organizational structure and characteristics of products and services which is cryogenic vacuum pumps.  Since the Company is not listed on any stock exchange markets, segment information is not required to disclose and description thereof is omitted.

5.    Cash and Cash Equivalents

Cash and cash equivalents as of June 30, 2017 and 2016  consist of the following:

	Yen (millions)
	June 30, 2017	June 30, 2016
Cash and deposits	¥2,505	¥872
Cash equivalents *1	—	58
Total	¥2,505	¥930

*1 Cash equivalent is money market account balance as of June 30, 2017.

*2 Fair value of cash and cash equivalent was estimated as approximately the value of their carrying amount and thus description of fair value of cash and cash equivalent was omitted.

6.    Trade and Other Receivables

Trade and other receivables as of June 30, 2017 and 2016 consist of the following:

	Yen (millions)
	June 30, 2017	June 30, 2016
Trade accounts and notes receivable
Notes receivable	¥231	¥178
Accounts receivable	1,883	1,719
Electronically recorded monetary claims-receivables *1	1,168	660
Allowance for doubtful accounts	(60)	(45)
Total	¥3,222	¥2,512

Fair value of trade and other receivables was estimated as approximately the value of their carrying amount and thus description of fair value of trade and other receivables was omitted.

*1 Electronically recorded monetary claims-receivables are a new means of settlement that have been created for the purpose of facilitating business operations’ financing activities by resolving the issues facing bills/notes receivable and nominative claims. The description of the rights to claims is determined by entering an electronic record in the registry managed be an electronic monetary claim recording institution.

The changes in the allowance for doubtful trade receivables for the years ended June 30, 2017, 2016 and 2015 are as follows:

	Yen (millions)
	For the year ended June 30,
	2017	2016	2015
			Unaudited
Balance at beginning of year	¥(45)	¥(36)	¥(32)
Provision	(13)	(11)	(3)
Charge-offs	—	—	—
Exchange differences on translating foreign operations	(2)	2	(1)
Balance at end of year	¥(60)	¥(45)	¥(36)

7.    Other current and non-current Assets

Other current and non-current assets as of June 30, 2017 and 2016 consisted of the following:

	Yen (millions)
	June 30, 2017	June 30, 2016
Advance payment	¥91	¥19
Prepaid expense	20	19
Insurance contract assets	193	190
Others	—	1
Total	¥304	¥229
Current assets	¥111	¥38
Non-current assets	193	191
Total	¥304	¥229

8.    Other current financial assets and financial assets

Other current financial assets and financial assets as of June 30, 2017 and 2016 consist of the following:

	Yen (millions)
	June 30, 2017	June 30, 2016
Time deposit(over 3 months)	¥—	¥136
Guarantee deposits	203	182
Long-term loan receivables	69	66
Others	13	5
Total	¥285	¥389
Current assets	¥13	¥141
Non-current assets	272	248
Total	¥285	¥389

Time deposit and guarantee deposits are initially measured at fair value and are subsequently measured at amortized cost using the effective interest method. These fair values were estimated close to their carrying amounts　as approximate value. Other financial assets are measured at amortized cost.

Long-term loan receivables are due from employees and outstanding amounts of long-term loan receivables shall be offset by lump-sum payment in their retirement, therefore risk of bad debt allowance was estimated to be extremely low.

Fair value of financial assets

Material differences between carrying amount and fair value are identified only for the following assets:

	Yen (millions)
	June 30, 2017	June 30, 2016
Guarantee deposits
Carrying amount	¥203	¥182
Fair value	¥199	¥177
Long-term loan receivable
Carrying amount	¥69	¥66
Fair value	¥74	¥73

Fair value of financial assets was classified to level 3 of fair value hierarchy. Fair value was measured by discounting future cash flow from a contract of each financial asset. The discount rate was calculated by adopting capital asset pricing model which measured interest rates of profit before tax reflecting inherent risks specific for each financial asset and current market value as time value of money.

9.    Inventories

Inventories as of June 30, 2017 and 2016  consist of the following:

	Yen (millions)
	June 30, 2017	June 30, 2016
Finished goods	¥564	¥348
Work in process	549	476
Raw materials	1,450	1,100
Total	¥2,563	¥1,924

Amounts reclassified to cost of goods sold from acquisition costs of inventories were ¥6,035 million, ¥3,878 million and ¥2,407 million for the years ended June 30, 2017, 2016 and 2015 respectively. In addition, the amount of write-down of inventories recognized as an expense for the years ended June 30, 2017, 2016 and 2015 were ¥25 million, ¥25 million and ¥18 million respectively.

10.  Property, Plant and Equipment

The changes in cost, accumulated depreciation and impairment losses, and the carrying amounts of property, plant and equipment for the years ended June 30, 2017, 2016 and 2015 are as follows:

(Cost)

	Yen (millions)
	Buildings and	Machinery and	Fixture and	Construction
	structures	vehicles	furniture	in progress	Total
Balance as of July 1, 2014 (Unaudited)	¥580	¥1,213	¥481	¥5	¥2,279
Additions *1	5	18	24	21	68
Reclassification	—	17	5	(22)	—
Sales or disposal	—	(34)	(25)	—	(59)
Exchange differences on translating foreign operations	34	57	19	2	112
Other	—	—	—	—	—
Balance as of June 30, 2015 (Unaudited)	¥619	¥1,271	¥504	¥6	¥2,400
Additions *1	51	69	49	59	228
Reclassification	—	49	2	(51)	—
Sales or disposal	(1)	(51)	(22)	—	(74)
Exchange differences on translating foreign operations	(73)	(138)	(40)	(2)	(253)
Other	—	—	—	—	—
Balance as of June 30, 2016	¥596	¥1,200	¥493	¥12	¥2,301
Additions *1	43	204	70	82	399
Reclassification	—	12	1	(12)	1
Sales or disposal	(22)	(21)	(54)	—	(97)
Exchange differences on translating foreign operations	31	46	17	2	96
Other	—	—	—	—	—
Balance as of June 30, 2017	¥648	¥1,441	¥527	¥84	¥2,700

*1 Addition of property, plant and equipment included increase of other accounts payable related to facilities and acquisition of finance lease assets for the year ended June 30, 2017, 2016 and 2015.

	Yen (millions)
	For the year ended June 30,
	2017	2016	2015
			Unaudited
Increase of other accounts payable related to facilities	¥—	¥43	¥4
Acquisition of finance lease assets	—	—	8
Total	¥—	¥43	¥12

(Accumulated depreciation and impairment losses)

	Yen (millions)
	Buildings and	Machinery and	Fixture and	Construction
	structures	vehicles	furniture	in progress	Total
Balance as of July 1, 2014 (Unaudited)	¥(276)	¥(877)	¥(405)	¥—	¥(1,558)
Depreciation *2	(19)	(43)	(39)	—	(101)
Sales or disposal	—	22	21	—	43
Impairment losses	—	—	—	—	—
Exchange differences on translating foreign operations	(9)	(44)	(6)	—	(59)
Balance as of June 30, 2015 (Unaudited)	¥(304)	¥(942)	¥(429)	¥—	¥(1,675)
Depreciation *2	(20)	(61)	(35)	—	(116)
Sales or disposal	—	32	18	—	50
Impairment losses	—	—	—	—	—
Exchange differences on translating foreign operations	25	106	35	—	166
Other	—	—	—	—	—
Balance as of June 30, 2016	¥(299)	¥(865)	¥(411)	¥—	¥(1,575)
Depreciation *2	(21)	(71)	(37)	—	(129)
Sales or disposal	20	8	53	—	81
Impairment losses	—	—	—	—	—
Exchange differences on translating foreign operations	(10)	(33)	(13)	—	(56)
Other	—	(2)	—	—	(2)
Balance as of June 30, 2017	¥(310)	¥(963)	¥(408)	¥—	¥(1,681)

*2 Depreciation expenses were accounted for as cost of sales which was ¥91 million and ¥83 million and ¥64 million, as selling, general and administrative expenses which were ¥28 million, ¥22 million and ¥29 million, and as research and development expenses which were ¥10 million, ¥11 million and ¥8 million for the year ended June 30, 2017, 2016 and 2015, respectively.

(Carrying amount)

	Yen (millions)
	Buildings and	Machinery and	Fixture and	Construction
	structures	vehicles	furniture	in progress	Total
Balance as of June 30, 2015 (Unaudited)	¥315	¥329	¥75	¥6	¥725
Balance as of June 30, 2016	¥297	¥335	¥82	¥12	¥726
Balance as of June 30, 2017	¥338	¥478	¥119	¥84	¥1,019

11.  Intangible Assets

(1)   Increase and decrease of intangible assets

The changes in cost, accumulated amortization and impairment losses, and carrying amounts of intangible assets for the years ended June 30, 2017, 2016 and 2015are as follows:

(Cost)

	Yen (millions)
	Goodwill	Software	Patents	Other	Total
Balance as of July 1, 2014 (Unaudited)	¥74	¥33	¥15	¥31	¥153
Additions	—	4	—	—	4
Exchange differences on translating foreign operations	—	—	—	2	2
Other	—	—	—	—	—
Balance as of June 30, 2015 (Unaudited)	¥74	¥37	¥15	¥33	¥159
Additions	—	5	—	—	5
Exchange differences on translating foreign operations	—	—	—	(6)	(6)
Other	—	—	—	—	—
Balance as of June 30, 2016	¥74	¥42	¥15	¥27	¥158
Additions	—	7	7	—	14
Exchange differences on translating foreign operations	—	—	—	(3)	(3)
Other	—	—	—	6	6
Balance as of June 30, 2017	¥74	¥49	¥22	¥30	¥175

(Accumulated amortization and impairment losses)

	Yen (millions)
	Goodwill	Software	Patents	Other	Total
Balance as of July 1, 2014 (Unaudited)	¥—	¥(27)	¥(1)	¥—	¥(28)
Amortization *1	—	(5)	(3)	—	(8)
Other	—	—	—	—	—
Balance as of June 30, 2015 (Unaudited)	¥—	¥(32)	¥(4)	¥—	¥(36)
Amortization *1	—	(2)	(4)	—	(6)
Exchange differences on translating foreign operations	—	—	—	—	—
Balance as of June 30, 2016	¥—	¥(34)	¥(8)	¥—	¥(42)
Amortization *1	—	(2)	(4)	(2)	(8)
Exchange differences on translating foreign operations	—	—	—	—	—
Balance as of June 30, 2017	¥—	¥(36)	¥(12)	¥(2)	¥(50)

*1 Amortization expenses were accounted for as cost of sales which was ¥8 million and ¥6 million and ¥8 million for the year ended June 30, 2017, 2016 and 2015, respectively.

(Carrying amount)

	Yen (millions)
	Goodwill	Software	Patents	Other	Total
Balance as of June 30, 2015 (Unaudited)	¥74	¥5	¥11	¥33	¥123
Balance as of June 30, 2016	¥74	¥8	¥7	¥27	¥116
Balance as of June 30, 2017	¥74	¥13	¥10	¥28	¥125

(2)   Impairment test for goodwill

Goodwill was recognized when the Company purchased low temperature machinery business. Carrying amount of the goodwill was JPY74 million as of June 30, 2017 and 2016 and no impairment loss was recognized as a result of impairment test performed as of June 30, 2017, 2016 and 2015 respectively. The Company and its subsidiaries have only one business segment which is cryopumps business and three cash generating units are recognized for each group entities in line with the cryopumps business. A cash-generating unit to which goodwill has been allocated is tested for impairment annually, and whenever there is an indication that the unit may be impaired, by comparing the carrying amount of the unit, including the goodwill, with the recoverable amount of the unit. If the carrying amount of the unit exceeds the recoverable amount of the unit, the Company recognizes the impairment loss, first, by reducing the carrying amount of goodwill, and then other assets of the unit on the basis of the relative carrying amount of each asset in the unit.  The recoverable amount was estimated by using value in use of the Company which was valued based on 5-year future business plan approved by management reflecting historical experience and other information gathered from outside environments. As a result of the impairment test, the estimated recoverable amount was substantially excess over the carrying amount of the unit, therefore, management believed that there was no case where the value in use became less than the carrying amount of the unit.

12.  Trade and Other Payables

Trade and other payables are classified as financial liabilities measured at amortized cost.

Trade and other payables as of June 30, 2017 and 2016  consist of the following:

	Yen (millions)
	June 30, 2017	June 30, 2016
Notes payable	¥1,258	¥897
Account payable	591	400
Other	366	294
Total	¥2,215	¥1,591

13.  Financial Liabilities

(1)      Financial liabilities as of June 30, 2017 and 2016  consist of the following:

	Yen (millions)
	June 30, 2017	June 30, 2016
Current:
Short-term loans payable *1	¥200	¥100
Lease obligation	2	2
Subtotal	202	102
Reclassification from non-current liabilities (Current portion)	—	—
Total	¥202	¥102

*1 Short-term loans payable was held by the Company and its subsidiary. The Company borrowed it from ULVAC Inc. for the purpose of working capital without any guarantee or collateral.

	Yen (millions)
	June 30, 2017	June 30, 2016
Non-Current:
Lease obligation	¥2	¥4
Subtotal	2	4
Reclassification to current liabilities (Current portion)	—	—
Total	¥2	¥4

Repayment schedule of short-term payable is as follows:

	Yen (millions)
	June 30, 2017	June 30, 2016	Date for repayment
Short-term loans payable	¥200	¥100	Within 1 year after the end of each fiscal year

The interest rates for financial liabilities presented in current liabilities as of June 30, 2017 and 2016 are as follows:

	June 30, 2017	June 30, 2016
The Company
Short-term loans payable from ULVAC Inc.	0.75%	0.96%

The interest rate range and payment due date for financial liabilities presented in non-current liabilities (including reclassification to current liabilities) as of June 30, 2017 and 2016  are as follows:

	June 30, 2017	June 30, 2016
Lease obligation	Interest rate: 8.00%	Interest rate: 8.00%
	Due: 2017 – 2020	Due: 2016 – 2020

Sensitivity analysis is omitted because both short-term loans and lease obligation are fixed interest liabilities.

(2)      Fair value of financial liabilities

Financial liabilities are classified as financial liabilities measured at amortized cost.

	Yen (millions)
	June 30, 2017	June 30, 2016
Short-term loans payable
Carrying amount	¥200	¥100
Fair value	¥199	¥100
Lease obligation (current)
Carrying amount	¥2	¥2
Fair value	¥2	¥2

	Yen (millions)
	June 30, 2017	June 30, 2016
Lease obligation (non-current)
Carrying amount	¥2	¥4
Fair value	¥2	¥3

Fair value of short-term loans payable and lease obligation was classified to level 3 of fair value hierarchy. Fair value was measured by discounting future cash flow from a contract of each financial liability. The discount rate was calculated by adopting capital asset pricing model which measured interest rates of profit before tax reflecting inherent risks specific for each financial liability and current market value as time value of money.

14.  Provisions

The components of and changes in provisions for the year ended June 30, 2017, 2016 and 2015 are as follows:

	Warranty liability	Total
Balance as of July 1, 2014 (Unaudited)	¥50	¥50
Provision	50	50
Amounts used	(41)	(41)
Exchange differences on translating foreign operations	(1)	(1)
Balance as of June 30, 2015 (Unaudited)	¥58	¥58
Provision	35	35
Amounts used	(35)	(35)
Exchange differences on translating foreign operations	(2)	(2)
Balance as of June 30, 2016	¥56	¥56
Provision	59	59
Amounts used	(50)	(50)
Exchange differences on translating foreign operations	1	1
Balance as of June 30, 2017	¥66	¥66

The Company recognizes provisions for product warranties to cover future product warranty expenses.  Period for product warranties is officially set forth as the shorter of less than 1 year after installment or within 18 months after shipping out from our factories. According to the historical experiences, the provision is settled within 1 year and it is classified as current liability.

15.  Other current liabilities

Other current liabilities as of June 30, 2017 and 2016 consisted of the following:

	Yen (millions)
	June 30, 2017	June 30, 2016
Consumption tax payable	¥51	¥10
Deposit received	131	136
Others	17	22
Total	¥199	¥168

16.  Employee Benefits

(1) Employee Benefits

1) Short-term employee benefits

For short-term employee benefits including salaries, bonuses, when the employees render related services, the amounts expected to be paid in exchange for those services are recognized as expenses.

2) Post-employment benefits

The Group has various post-employment benefit plans including defined benefit plans.

(Defined benefit plans)

For defined benefit plans, the present value of defined benefit obligations less the fair value of plan assets is recognized as either liability or asset in the consolidated statements of financial position.

The present value of defined benefit obligations and service cost are principally determined for each plan using the projected unit credit method. The discount rate is determined by reference to market yields at the end of the reporting period on high quality corporate bonds that is ranked at least AA. Net interest on the net defined benefit liability (asset) for the reporting period is determined by multiplying the net defined benefit liability (asset) by the discount rate.

Past service cost defined as the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment is recognized in profit or loss upon occurrence of the plan amendment or curtailment.

The Company revised its defined benefit plans during the fiscal year ended June 30, 2015 and calculation method of retirement lump sum payment was revised. Before the revision, retirement lump sum payment was calculated based on salaries in employee’s retirement by multiplying a fixed factor under the policy. The revised retirement lump sum payments are calculated based on accumulation of points acquired every year for rendering services from employees. Under this point system retirement benefit, the point for each employee is determined by considering factors such as length of service, functional classification, labor grade and position of the employee. Employees earn their points during their services and they receive retirement lump sum payment which is calculated based on their total points by multiplying unit payment per point.

(Contribution of plan assets)

Basic policy of contribution of plan assets adopted by the Company and it subsidiary is that the contributed plan assets can cover future employee benefits for services rendered by employees as well as employee benefit for services rendered in the past. Under the policy, the Company in Japan contributes plan assets within the extent of deductible amounts for tax purpose.

The Group expects to contribute approximately ¥ 23 million to its defined benefit plans for the years ending June 30, 2018.

(a) Post-employment Benefits

The Group has various pension plans covering substantially all of their employees in Japan and certain employees in foreign countries. The Company and its subsidiaries provide defined benefit pension plans. The Company and some of its subsidiaries have retirement benefit plans as well as lump-sum retirement benefit plans, in which the amount of benefits is basically determined based on the level of salary, service years, and other factors.

1) Defined benefit obligations

The changes in present value of defined benefit obligations and fair value of plan assets of the Group and certain of its consolidated subsidiaries for the years ended June 30, 2017 and 2016 are as follows:

	Yen (millions)
	For the year ended June 30,
	2017		2016		2015
					Unaudited
	Japanese	Foreign	Japanese	Foreign	Japanese	Foreign
	plans	plans	plans	plans	plans	plans
Present value of defined benefit obligations:
Balance at beginning of year	¥796	¥131	¥641	¥112	¥696	¥69
Current service cost	262	68	244	24	211	28
Past service cost *2	—	—	57	—	—	—
Interest cost	1	3	4	3	4	2
Remeasurements *1	3	—	26	22	1	11
Benefits paid	(205)	(38)	(176)	(6)	(271)	(5)
Exchange differences on translating foreign operations	—	13	—	(24)	—	7
Balance at end of year	¥857	¥177	¥796	¥131	¥641	¥112
Fair value of plan assets:
Balance at beginning of year	¥142	¥88	¥122	¥81	¥114	¥53
Interest income	—	2	1	2	—	2
Actual return on plan assets, excluding interest income	—	—	—	—	—	—
Employer contributions	20	30	19	28	16	23
Benefits paid	(3)	—	—	(6)	(8)	(2)
Exchange differences on translating foreign operations	—	12	—	(17)	—	5
Balance at end of year	¥159	¥132	¥142	¥88	¥122	¥81
Net defined benefit liabilities	¥698	¥45	¥654	¥43	¥519	¥31

*1 Remeasurements arise primarily from changes in financial assumptions.

*2 The Company revised its retirement benefit plan in August 2015. As a result, defined benefit obligations increased by ¥57 million.

2) Fair value of plan assets

The fair value of the Japanese and foreign pension plan assets by asset category as of June 30, 2017 and 2016 are as follows:

	June 30, 2017		June 30, 2016
Active market with a quoted market price:	Japan	Foreign	Japan	Foreign
Cash and cash equivalents	¥—	¥—	¥—	¥2
Bonds	—	71	—	55
Equity securities	—	56	—	12
Others	—	—	—	—
Total	¥—	¥127	¥—	¥69

Non-active market:
Cash and cash equivalents	¥—	¥—	¥—	¥—
Bonds	—	—	—	—
Equity securities	—	—	—	—
Others *1,2	159	—	142	19
Total	¥159	¥—	¥142	¥19

Total plan assets:
Cash and cash equivalents	¥—	¥—	¥—	¥2
Bonds	—	71	—	55
Equity securities	—	56	—	12
Others	159	—	142	19
Total	¥159	¥127	¥142	¥88

*1 Fair value of plan assets belonging to the Company in Japan was included in other which was contributed to a financial institution named as Smaller Enterprise Retirement Allowance Mutual Aid.

*2 Other pension assets held by foreign subsidiaries are financial assets which are managed by financial institutions as loan receivables.

3) Actuarial assumptions

The significant actuarial assumptions used to determine the present value of defined benefit obligations as of June 30, 2017 and 2016 are as follows:

	June 30, 2017		June 30, 2016
	Japanese	Foreign	Japanese	Foreign
	plans	plans	plans	plans
Discount rate	0.53%	2.78%	0.23%	1.98%
Rate of salary increase	3.2%	5%	3.2%	5%

4) Sensitivity analysis

The effects on defined benefit obligations of 0.25% increase or decrease in the discount rate as of June 30, 2017 and 2016 are as follows:

	June 30, 2017		June 30, 2016
	Japan	Foreign	Japan	Foreign
0.25% decrease	12 increase	4 increase	12 increase	3 increase
0.25% increase	11 decrease	3 decrease	11 decrease	3 decrease

The effects on defined benefit obligations of 0.25% increase or decrease in rate of salary increase as of June 30, 2017 and 2016 are as follows:

	June 30, 2017		June 30, 2016
	Japan	Foreign	Japan	Foreign
0.25% decrease	6 decrease	3 decrease	6 decrease	1 decrease
0.25% increase	6 increase	4 increase	6 increase	1 increase

This sensitivity analysis shows changes in defined benefit obligations as of June 30, 2017 and 2016, as a result of changes in actuarial assumptions that the Group can reasonably assume. This analysis is based on provisional calculations, and thus actual results may differ from the analysis.

5) Cash flow

The weighted average duration of defined benefit obligations as of June 30, 2017 and 2016 are as follows:

	June 30, 2017		June 30, 2016
	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Weighted average duration of defined benefit obligations	9.8 years	9.47 years	10.4 years	9.1 years

The Group expects to contribute approximately ¥23 million to its defined benefit plans for the years ending June 30, 2018.

(2) Personnel Expenses

Personnel expenses included in the consolidated statements of income for the years ended June 30, 2017, 2016 and 2015 are as follows:

	Yen (millions)
	For the year ended June 30,
	2017	2016	2015
			Unaudited
Personnel expenses	¥1,634	¥1,470	¥1,342

Personnel expenses include salaries, bonuses, social security expenses and expenses related to post-employment benefits. Those expenses were accounted for as cost of sales, as selling, general and administrative expenses and as research and development expenses.

17.  Equity

(a) Management of Capital

The Company's policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence, and to sustain future development of the business. In order to achieve this, the Company finances its operations through equity financing from ULVAC, Inc. and Brooks Automation, Inc. and debt financing from ULVAC, Inc.

Financial liabilities and equity of the Group as of June 30, 2017 and 2016 are as follows:

	Yen (millions)
	June 30, 2017	June 30, 2016
Financial liabilities	¥204	¥106
Equity	¥6,086	¥4,023

(b) Common Stock

The Company’s total number of shares authorized as of June 30, 2017 and 2016 are as follows:

	Shares
	June 30, 2017	June 30, 2016
Total number of authorized shares
Balance at end of year	400,000	400,000
Common shares, no par value	400,000	400,000

All of the issued shares as of June 30, 2017 and 2016  have been paid in full.

The Company’s total number of shares issued for the years ended June 30,  2017, 2016 and 2015 are as follows:

	Shares
	For the year ended June 30,
	2017	2016	2015
			Unaudited
Total number of issued shares
Balance at beginning of year	100,000	100,000	100,000
Changes during the year	—	—	—
Balance at end of year	100,000	100,000	100,000

(c) Retained Earnings and Legal Reserves

Retained earnings and legal reserves consist of accumulated earnings. The Companies Act of Japan provides that earnings in an amount equal to 10% of cash dividends from retained earnings shall be appropriated as a capital reserve or a legal reserve on the date of distribution of retained earnings until an aggregated amount of capital reserve and legal reserve equals 25% of common stock. Legal reserves may be used upon approval of the General Meeting of Shareholders. Certain foreign consolidated subsidiaries are also required to appropriate their earnings under the laws of respective countries.

(d) Accumulated Other Comprehensive Income

The changes in Accumulated Other Comprehensive Income for the years ended June 30, 2017, 2016 and 2015 are as follows:

	Yen (millions)
		Exchange differences
	Remeasurements of	on translating foreign
	defined benefit plans	operations	Total
Balance as of July 1, 2014 (Unaudited)	¥(5)	¥8	¥3
Adjustment during the year	(10)	224	214
Balance as of June 30, 2015 (Unaudited)	¥(15)	¥232	¥217
Adjustment during the year	(28)	(467)	(495)
Balance as of June 30, 2016	¥(43)	¥(235)	¥(278)
Adjustment during the year	(3)	203	200
Balance as of June 30, 2017	¥(46)	¥(32)	¥(78)

(e) Other Comprehensive Income

Each component of other comprehensive income and related tax effect including non-controlling interests for the years ended June 30, 2017 and 2016 are as follows:

For the year ended June 30, 2017

	Yen (millions)
		Tax benefit
	Before tax	(expenses)	Net of tax
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit plans	¥(4)	¥1	¥(3)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	203	—	203
Total other comprehensive income	¥199	¥1	¥200

For the year ended June 30, 2016

	Yen (millions)
		Tax benefit
	Before tax	(expenses)	Net of tax
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit plans	¥(37)	¥9	¥(28)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	(467)	—	(467)
Total other comprehensive income	¥(504)	¥9	¥(495)

For the year ended June 30, 2015 (unaudited)

	Yen (millions)
		Tax benefit
	Before tax	(expenses)	Net of tax
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit plans	¥(14)	¥4	¥(10)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	224	—	224
Total other comprehensive income	¥210	¥4	¥214

(f) Dividends from Retained Earnings

The Company distributes retained earnings within the available amount calculated in accordance with the Companies Act of Japan. The amount of retained earnings available for distribution is calculated based on the amount of retained earnings recorded in the Company’s non-consolidated accounting records prepared in accordance with accounting principles generally accepted in Japan.

1) Dividend payout

The amounts recognized as dividends of retained earnings for the years ended June 30, 2017, 2016 and 2015 are as follows:

For the year ended June 30, 2017 (Unaudited)

Type of shares	Common shares
Total amount of dividends	300,000,000 yen
Dividend per share	3,000 yen
Record date	June 30, 2016
Declaration date	September 14, 2016

For the year ended June 30, 2016

Type of shares	Common shares
Total amount of dividends	150,000,000 yen
Dividend per share	1,500 yen
Record date	June 30, 2015
Declaration date	September 9, 2015

For the year ended June 30, 2015 (Unaudited)

Type of shares	Common shares
Total amount of dividends	200,000,000 yen
Dividend per share	2,000 yen
Record date	June 30, 2014
Declaration date	September 18, 2014

2) Dividends payable of which record date was in the year ended June 30, 2017, effective after the period

Type of shares	Common shares
Total amount of dividends	1,200,000,000 yen
Dividend per share	12,000 yen
Record date	June 30, 2017
Declaration date	September 14, 2017

Subsequent to June 30, 2017, dividends payable for the record date June 30, 2017 passed a resolution at the Company’s shareholder meeting on September 14, 2017. These dividends will be recorded in the fiscal year ending June 30, 2018.

18.  Sales Revenue

Sales revenue for the years ended June 30, 2017, 2016 and 2015 consists of the following:

	Yen (millions)
	For the year ended June 30,
	2017	2016	2015
			Unaudited
Sales of products	¥10,994	¥6,950	¥4,468
Maintenance and other related services	645	653	566
Total	¥11,639	¥7,603	¥5,034

19.  Selling, general and administrative expenses

Breakdown of selling, general and administrative expenses for the year ended June 30, 2017, 2016 and 2015 respectively were following:

	Yen (millions)
	For the year ended June 30,
	2017	2016	2015
			Unaudited
Salaries and bonuses	¥537	¥518	¥454
Service charges	367	250	203
Executive salaries and bonuses	85	104	107
Travel expenses	59	44	44
Retirement benefits	55	72	37
Rent	42	42	40
Advertising	33	31	25
Meals and entertainment	29	25	22
Depreciation and amortization	28	22	29
Communication and shipping expenses	25	14	8
Office supplies	17	25	5
Utilities	17	16	15
Repairs and maintenance	14	5	2
Insurance	13	11	11
Local taxes	12	10	9
Other expenses	41	37	29
Total	¥1,374	¥1,226	¥1,040

20.  Research and development expenses

Breakdown of Research and development expenses for the year ended June 30, 2017, 2016 and 2015 respectively were following:

	Yen (millions)
	For the year ended June 30,
	2017	2016	2015
			Unaudited
Salaries and bonuses	¥147	¥134	¥117
Retirement benefits	9	6	4
Rent	15	20	16
Office supplies	8	15	7
Depreciation and amortization	10	11	8
Other expenses	123	48	38
Total	¥312	¥234	¥190

21.  Finance Income and Finance Costs

Finance income and finance costs for the years ended June 30, 2017, 2016 and 2015 consist of the following:

	Yen (millions)
	For the year ended June 30,
	2017	2016	2015
			Unaudited
Interest income:
Financial assets not at fair value through profit or loss	¥9	¥12	¥14
Interest expense:
Financial liabilities not at fair value through profit or loss	3	4	8
Other, net:
Gains (losses) on foreign exchange	26	(48)	8
Total	¥32	¥(40)	¥14

22.  Income Taxes

(a) Income Tax Expense

Profit before income taxes and income tax expense for the years ended June 30,  2017 consists of the following:

	For the year ended June 30, 2017
	Japan	Foreign	Total
Profit (loss) before income taxes	¥801	¥2,160	¥2,961
Income tax expense (benefit):
Current taxes	428	333	761
Deferred taxes	7	30	37
Total	¥435	¥363	¥798

Profit before income taxes and income tax expense for the years ended June 30,  2016 consists of the following:

	For the year ended June 30, 2016
	Japan	Foreign	Total
Profit (loss) before income taxes	¥183	¥958	¥1,141
Income tax expense (benefit):
Current taxes	226	104	330
Deferred taxes	(29)	3	(26)
Total	¥197	¥107	¥304

Profit before income taxes and income tax expense for the years ended June 30,  2015(unaudited) consists of the following:

	For the year ended June 30, 2015
	Japan	Foreign	Total
Profit (loss) before income taxes	¥20	¥377	¥397
Income tax expense (benefit):
Current taxes	52	46	98
Deferred taxes	27	(3)	24
Total	¥79	¥43	¥122

The statutory income tax rate in Japan for the years ended June 30 2017, 2016 and 2015 was 34.3% and 34.8% and 36.4%, respectively. The foreign subsidiaries are subject to taxes based on income at rates ranging from 16.4% to 25.2%.

The Japanese statutory income tax rate for the years ended June 30, 2017 and 2016 differs from the average effective tax rate for the following reasons:

	For the year ended June 30,
	2017	2016	2015
			Unaudited
Statutory income tax rate	34.3%	34.8%	36.4%
Effects of income and expense not taxable and deductible for tax purpose	(3.8)	(4.5)	(6.2)
Differences in applicable tax rates of subsidiaries	(7.0)	(5.8)	(6.2)
Adjustments for the changes in income tax laws	—	0.3	2.4
Changes in tax effects of undistributed profit of overseas subsidiaries	2.1	2.2	2.9
Other	1.4	(0.4)	1.4
Average effective tax rate	27.0%	26.6%	30.7%

Explanatory notes:

In accordance with the Act for Partial Amendment of the Income Tax Act (Act No. 9, 2015) and the Act for Partial Amendment of the Local Tax Act (Act No. 2, 2015) promulgated on March 31, 2015, the reduction of corporation tax rates and other amendments took effect from the fiscal year beginning on or after April1, 2015. Accordingly, the statutory tax rate used for calculating deferred tax assets and liabilities has been changed from 35.6% for the prior fiscal year to 33.0% for the temporary differences. And also in accordance with the Act for Partial Amendment of the Income Tax Act (Act No.15, 2016) and the Act for Partial Amendment of the Local Tax Act (Act No.13, 2016) established in the parliament on March 29, 2016, the reduction of corporation tax rates and other amendments took effect from the fiscal year beginning on or after April1, 2016. Accordingly, the statutory tax rate used for calculating deferred tax assets and liabilities has been changed from 32.2% for the prior fiscal year to 30.8% for the temporary differences.

(b) Deferred Tax Assets and Deferred Tax Liabilities

The components by major factor in deferred tax assets and deferred tax liabilities as of June 30, 2017 and 2016 are as follows:

	For the year ended June 30, 2017
	Deferred tax assets (liabilities)
		Increase/
Description	June 30, 2016	Decrease	June 30, 2017
Deferred income tax assets due to temporary differences:
Inventories	¥10	¥13	¥23
Accrued expenses	26	14	40
Provisions	50	8	58
Property, plant and equipment	2	—	2
Retirement benefit liabilities	192	9	201
Others	5	3	10
Total	¥285	¥49	¥334
Deferred income tax liabilities due to temporary differences:
Property, plant and equipment	¥(52)	¥17	¥(35)
Intangible assets	(11)	(5)	(16)
Fair value of plan assets	—	(1)	(1)
Subsidiary retained earnings	(55)	(61)	(116)
Total	(118)	(50)	(168)
Net deferred tax assets (liabilities)	¥167	¥(1)	¥166

	For the year ended June 30, 2016
	Deferred tax assets (liabilities)
		Increase/
Description	June 30, 2015	Decrease	June 30, 2016
Deferred income tax assets due to temporary differences:
Inventories	¥10	¥—	¥10
Accrued expenses	3	23	26
Provisions	45	5	50
Property, plant and equipment	2	—	2
Retirement benefit liabilities	155	37	192
Others	3	2	5
Total	¥218	¥67	¥285
Deferred income tax liabilities due to temporary differences:
Property, plant and equipment	¥(57)	¥5	¥(52)
Intangible assets	(6)	(5)	(11)
Fair value of plan assets	—	—	—
Subsidiary retained earnings	(30)	(25)	(55)
Total	(93)	(25)	(118)
Net deferred tax assets (liabilities)	¥125	¥42	¥167

The Group considers the probability that a portion of, or all the deductible temporary differences can be utilized against future taxable profits in the recognition of deferred tax assets. In assessing recoverability of deferred tax assets, management considers the scheduled reversal of deferred tax liabilities, projected future taxable profit and tax planning strategies. Based upon the level of historical taxable profit and projections for future taxable profit over the periods for which the deferred tax assets are deductible, management believes it is probable that the Group will utilize the benefits of these deferred tax assets as of June 30, 2017 and 2016. Uncertainty of estimates of future taxable profit could increase due to changes in the economic environment surrounding the Group, effects by market conditions, effects of currency fluctuations or other factors.

23.  Earnings Per Share

Earnings per share attributable to shareholders of the Company for the years ended June 30, 2017, 2016 and 2015 are calculated based on the following information. There were no potentially dilutive common shares outstanding for the years ended June 30, 2017, 2016 and 2015.

	For the year ended June 30,
	2017	2016	2015
			Unaudited
Profit for the year attributable to shareholders of the Company (millions of yen)	¥2,163	¥837	¥275
Weighted average number of common shares outstanding, basic (shares)	100,000	100,000	100,000
Basic earnings per share attributable to shareholders of the Company (yen)	¥21,635	¥8,376	¥2,749

24.  Financial Risk Management

(a) Risk Management

The Company and its subsidiaries have manufacturing operations in Japan, Korea and China and sells products and components to these locations. In the course of these activities, the Company and its subsidiaries hold trade receivables arising from business activities, trade payables and financial liabilities, and are thus exposed to credit risk and liquidity risk associated with the holding of such financial instruments. The Group has no derivatives for hedging any risks.

These risks are evaluated by the Group through periodic monitoring.

(b) Market Risk

The Group is exposed to the risk that the fair value or future cash flows of a financial instrument fluctuates because of changes in foreign currency exchange rates.

The Group has manufacturing operations throughout Asia and exports products and components to various countries. The Group purchases materials and components and sells its products and components in foreign currencies. Therefore, currency fluctuations may affect the Group’s profit and the value of the financial instruments it holds.

(Foreign currency sensitivity analysis)

For financial assets held by the Group and its subsidiaries as of June 30, 2017 and 2016 impact to profit before income taxes of consolidated statements of income were following if foreign currencies other than functional currency value higher by 10% against functional currencies. Impact from translation of functional currencies denominated financial instruments, and assets, liabilities and income, expenses of foreign operations were not included. In addition, it was assumed that foreign currencies other than currencies used in this estimation were not changed.

	Yen (millions)
	June 30, 2017	June 30, 2016
Profit before income taxes	¥(23)	¥(27)

(c) Credit Risk

The Company and its subsidiaries are exposed to the risk that one party to a financial instrument causes a financial loss for the other party by failing to discharge an obligation. The Company reduces the risk of financial assets in accordance with credit administration rules such as obtaining valuation reports of counter-parties from outside research institutions and historical collection records.

(Maximum exposure to credit risk)

The maximum value of the exposure to credit risk at the balance sheet date of the reporting period is the carrying value of the financial assets of the Company and its consolidated subsidiaries.

(Concentration of credit risk)

19.6% and 38.4% of trade and other receivables were for a specific major customer as of June 30, 2017 and 2016 respectively.

(d) Liquidity Risk

One of subsidiaries raises funds by bank loans. The subsidiary is exposed to the liquidity risk that the subsidiary would not be able to repay liabilities on the due date due to the deterioration of the financing environment.

Exposure to liquidity risk is managed by maintaining sufficient capital resources, a sufficient level of liquidity and a sound balance sheet. The subsidiary meets its working capital targets primarily through cash generated by business operations and bank loans.

(Maturity analysis of financial liabilities)

Non-derivative financial liabilities by maturity as of June 30, 2017 and 2016 are as follows:

	Yen (millions)
	Carrying	Within	Between 1 and	Later than	Total contractual
As of June 30, 2017	amount	1 year	5 years	5 years	cash flows
Trade payables	¥2,215	¥2,215	¥—	¥—	¥2,215
Financial liabilities	204	202	2	—	204
Accrued expenses	81	81	—	—	81
Future interest	—	2	—	—	2
Total	¥2,500	¥2,500	¥2	¥—	¥2,502

	Yen (millions)
	Carrying	Within	Between 1 and	Later than	Total contractual
As of June 30, 2016	amount	1 year	5 years	5 years	cash flows
Trade payables	¥1,591	¥1,591	¥—	¥—	¥1,591
Financial liabilities	106	102	4	—	106
Accrued expenses	70	70	—	—	70
Future interest	—	—	—	—	—
Total	¥1,767	¥1,763	¥4	¥—	¥1,767

Fair Value

(a) Definition of Fair Value Hierarchy

The Group uses a three-level hierarchy when measuring fair value. The following is a description of the three hierarchy levels:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access as of the measurement date
Level 2	Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly
Level 3	Unobservable inputs for the assets or liabilities

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest input that is significant to the fair value measurement in its entirety. The Company and its subsidiaries recognize the transfers between the levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. There was no transfer occurred as of June 30, 2017 or 2016.

(b) Method of Fair Value Measurement

The fair values of assets and liabilities are determined based on relevant market information and through the use of an appropriate valuation method.

The measurement methods and assumptions used in the measurement of assets and liabilities are as follows:

(Cash and cash equivalents)

The fair values approximate their carrying amounts due to their short-term maturities.

(Trade and other receivables and trade and other payables)

The fair values approximate their carrying amounts due to their short-term maturities.

(Financial assets and liabilities)

Fair value of financial assets was described in Note8 and fair value of financial liabilities was described in Note13.

25.  Commitments and Contingent Liabilities

(Non-cancellable lease commitments)

The Group is the lessee under several operating leases, primarily for factories and other facilities, and certain office equipment.

Future minimum lease payments under non-cancelable operating leases that have initial or remaining lease terms in excess of one year as of June 30, 2017 and 2016  are as follows:

	Yen (millions)
	June 30, 2017	June 30, 2016
Within 1 year	¥138	¥125
Between 1 and 5 years	241	346
Later than 5 years	—	—
Total	¥379	¥471

Lease payments under operating leases recognized as expenses for the years ended June 30, 2017, 2016 and 2015 are as follows:

	Yen (millions)
	For the year ended June 30,
	2017	2016	2015
			Unaudited
Lease payments under operating leases recognized as expenses	¥137	¥126	¥110

26.  Related Parties

(a) Related Party Transactions

The Company and its subsidiaries mainly purchase materials, supplies and services from entities with joint control of the Company and other related parties, and sells finished goods, parts used in its products, and equipment to them in the ordinary course of business. Related party transactions are structured with similar terms and conditions for similar transactions made with other third parties in our normal course of business.

The balances of financial assets and liabilities as of June 30, 2017  (Unaudited) are as follows:

	Yen (millions)
					allowance for
	Trade and other	Guarantee	Trade and	Short-term	doubtful
	receivables	deposits	other payables	loans payable	accounts
ULVAC group:
ULVAC, Inc.	¥651	¥150	¥31	¥200	¥8
ULVAC (SHANGHAI) TRADING CO., LTD	88	—	6	—	—
ULVAC (SUZHOU) CO.,LTD.	52	—	—	—	—
ULVAC ORIENT (CHENGDU) CO.,LTD.	48	—	—	—	—
ULVAC KOREA CO., LTD.	644	—	19	—	—
UF TECH CO., LTD.	—	—	22	—	12
Others	1	—	2	—	—
Sub-total	1,484	150	80	200	20
Brooks Automation, Inc.	12	—	24	—	—
Total	¥1,496	¥150	¥104	¥200	¥20

The amounts of the transactions with related parties for the years ended June 30, 2017 are as follows (Unaudited):

	Yen (millions)
					Provision of
					allowance for
	Sales		Commission		doubtful	Interest
	revenue	Purchase	fee *1	Rent *2	accounts	expense *3
ULVAC group:
ULVAC, Inc.	¥1,323	¥15	¥93	¥33	¥7	¥2
ULVAC (SHANGHAI) TRADING CO., LTD	332	3	—	—	—	—
ULVAC (SUZHOU) CO.,LTD.	78	—	—	—	—	—
ULVAC ORIENT (CHENGDU) CO.,LTD.	40	—	—	—	—	—
ULVAC KOREA CO., LTD.	5,184	3	27	—	(5)	—
UF TECH CO., LTD.	—	190	—	—	—	—
Others	12	7	—	—	—	—
Sub-total	6,969	218	120	33	1	2
Brooks Automation, Inc.	30	4	118	—	—	—
Total	¥6,999	¥222	¥238	¥33	¥1	¥2

*1 Commission fee is paid in accordance with contracts entered into among related parties and calculated based on sales volume of each fiscal year.

*2 Rent is paid in accordance with an office rent agreement between the Company and ULVAC, Inc.

*3 Interest expense occurs in accordance with loan agreements entered into between the Company and ULVAC, Inc. and details are described in Note13 Financial Liabilities.

The balances of financial assets and liabilities as of June 30, 2016  are as follows:

	Yen (millions)
					allowance for
	Trade and other	Guarantee	Trade and	Short-term	doubtful
	receivables	deposits	other payables	loans payable	accounts
ULVAC group:
ULVAC, Inc.	¥89	¥150	¥22	¥100	¥1
ULVAC(SHANGHAI) TRADING CO., LTD	37	—	—	—	—
ULVAC (SUZHOU)CO, LTD.	16	—	—	—	—
Ulvac Opto-electronics Thinfilm Technology (Shenzhen) Co., Ltd.	12	—	—	—	—
ULVAC KOREA CO., LTD.	963	—	8	—	18
UF TECH CO., LTD.	—	—	22	—	—
Others	—	—	—	—	—
Sub-total	1,117	150	52	100	19
Brooks Automation, Inc.	3	—	18	—	—
Total	¥1,120	¥150	¥70	¥100	¥20

The amounts of the transactions with related parties for the years ended June 30, 2016 are as follows:

	Yen (millions)
					Provision of
					allowance for
	Sales		Commission		doubtful	Interest
	revenue	Purchase	fee *1	Rent *2	accounts	expense *3
ULVAC group:
ULVAC, Inc.	¥260	¥9	¥67	¥33	¥—	¥3
ULVAC(SHANGHAI) TRADING CO., LTD	195	—	2	—	(1)	—
ULVAC (SUZHOU)CO., LTD.	36	—	—	—	—	—
Ulvac Opto-electronics Thinfilm Technology (Shenzhen) Co., Ltd.	21	—	—	—	—	—
ULVAC KOREA CO., LTD.	3,113	29	2	—	12	—
UF TECH CO., LTD.	—	119	—	—	—	—
Others	3	3	—	—	—	—
Sub-total	3,628	160	71	33	11	3
Brooks Automation, Inc.	31	3	89	—	—	—
Total	¥3,659	¥163	¥160	¥33	¥11	¥3

*1 Commission fee is paid in accordance with contracts entered into among related parties and calculated based on sales volume of each fiscal year.

*2 Rent is paid in accordance with an office rent agreement between the Company and ULVAC, Inc.

*3 Interest expense occurs in accordance with loan agreements entered into between the Company and ULVAC, Inc. and details are described in Note13 Financial Liabilities.

The amounts of the transactions with related parties for the years ended June 30, 2015 are as follows  (Unaudited):

	Yen (millions)
					Provision of
					allowance for
	Sales		Commission		doubtful	Interest
	revenue	Purchase	fee *1	Rent *2	accounts	expense *3
ULVAC group:
ULVAC, Inc.	¥272	¥8	¥46	¥33	¥—	¥5
ULVAC(SHANGHAI) TRADING CO., LTD	264	—	19	—	1	—
ULVAC (SUZHUO)CO., LTD.	30	—	—	—	—	—
Ulvac Opto-electronics Thinfilm Technology (Shenzhen) Co., Ltd.	2	—	—	—	—	—
ULVAC KOREA CO., LTD.	1,267	2	2	—	—	—
UF TECH CO., LTD.	—	23	—	—	—	—
Others	2	—	—	—	—	—
Sub-total	1,837	33	67	33	1	5
Brooks Automation, Inc.	47	4	71	—	—	—
Total	¥1,884	¥37	¥138	¥33	¥1	¥5

*1 Commission fee is paid in accordance with contracts entered into among related parties and calculated based on sales volume of each fiscal year.

*2 Rent is paid in accordance with an office rent agreement between the Company and ULVAC, Inc.

*3 Interest expense occurs in accordance with loan agreements entered into between the Company and ULVAC, Inc. and details are described in Note13. Financial Liabilities.

(b) Compensation to Key Management

Compensation paid and accrued to the directors and corporate auditors of the Company for the years ended June 30,  2017, 2016 and 2015 are as follows:

	Yen (millions)
	For the year ended June 30,
	2017	2016	2015
			Unaudited
Amounts paid:
Remuneration	¥63	¥74	¥77
Bonus	30	30	38
Retirement benefit	—	—	68
Total	¥93	¥104	¥183
Amounts accrued expenses:
Bonus	23	30	30
Retirement benefit	25	10	10
Total	¥47	¥40	¥40

Corporate auditors refer to an organization hired to audit the execution of duties by directors of the Company as prescribed by the Japanese Companies Act.

Outstanding balances of unsettled compensation to the directors and corporate auditors of the Company as of June 30,  2017 and 2016  are as follows:

	Yen (millions)
	June 30, 2017	June 30, 2016
Accrual for directors and corporate auditors' bonuses	¥23	¥30
Accrual for directors and corporate auditors' retirement benefits	113	109
Total	¥136	¥139

(c) Consolidated Subsidiaries

Consolidated subsidiaries as of June 30, 2017 (Unaudited) and 2016 are as follows:

	Country of		Percentage Ownership
Company	Incorporation	Function	and Voting Interest
Ulvac Cryogenics Korea Incorporated	Korea	Manufactures, sales, and maintenance of cryopumps	100.0
Ulvac Cryogenics (Ningbo) Incorporated	China	Manufactures, sales, and maintenance of cryopumps	100.0

27.  Reconciliation of IFRS to US GAAP

As a result of our assessment to reconciliation of IFRS to US GAAP, there is no material difference between IFRS and US GAAP.

28.  Approval of Release of Consolidated Financial Statements

The release of the consolidated financial statements was approved by, President, Chief Executive Officer and Representative Director and Director and Chief Operating Officer for Business Management Operations on November 10, 2017.